EXHIBIT 99.2
Transcript of
Westmoreland Coal (WLB)
Investor Conference Call
May 9, 2011
Participants
Keith E. Alessi, President and Chief Executive Officer
Kevin A. Paprzycki, Chief Financial Officer
Douglas P. Kathol, Executive Vice President
Presentation
Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Company’s Investor conference call. At this time, all telephone participants are in a listen only mode. Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone. Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call. If anyone needs operator assistance at any time during the conference, please press the * followed by the zero on your telephone keypad. As a reminder, this conference is being recorded today and the replay will be made available as soon as practical on the investor portion of the Westmoreland website through May 23rd, 2011.
Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company’s actual results may differ materially from the results discussed in any such forward-looking statements. For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s form 10-K for fiscal year 2010, as well as the company’s form 10-Q for the first quarter filed with the Securities and Exchange Commission on May 9th, 2011. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements, at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today. Mr. Keith E. Alessi, President and Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks. Thank you, Mr. Alessi. Please begin.
Keith Alessi — Westmoreland Coal Company — President & CEO
Thank you and good morning to everybody for joining the first quarter call. I am certain you have all seen the press release that went out this morning describing the results of operation for the first quarter. When we chatted at year end, or when the year-end numbers were released with our 10-K, most of the information that is in there related to the bond offering was disclosed so there is really no new news in here. This quarter, was very much in line with our expectations in terms of both operating income and EBITDA. We were pleased with the quarter. I have very brief remarks to make as a result because you know our business really doesn’t change much from a quarter-to-quarter basis. I think one of the comments that I have made in the press release and I would reiterate here is that we have gone through a period of time where quarter-to-quarter we have been able to improve our results over the prior and that it’s been six straight quarters we have been able to do that. Much of that is a function of the turnaround efforts and the improvement of the operations that we have seen over that period of time.

We knew when we sat down looking at 2011, that the second quarter would probably be the quarter that that streak would break simply because one of our larger customers had a regularly scheduled maintenance outage during the quarter, coming up in the second quarter here in 2011 where they were online during 2010. So, we expect the second quarter to be in line with our expectations but I am not certain it will be as strong as Q2 last year. The other thing that’s affecting Q2 right now and its something that every year we take a good look at is the high grow season out west. This has been an extraordinarily heavy snow pack in the mountains. That impacts our Colstrip customers particularly. Again, they saw this coming and had projected it. With their large unit out for maintenance, it’s kind of a moot point while it’s out for maintenance. The question is when will it come back up. We do not expect it to be a long period of time but clearly that will impact Q2 also. But we are optimistic. The year is still coming along as we pretty much had seen it laying out when we sat down at the beginning of the year. We continue to make progress on a number of fronts. Our WRI operation is one that we have spent a lot of time and energy focusing on and we are seeing some signs of improvement in some of the issues we dealt with historically there. So we feel pretty good about life and pretty good about the quarter.
I did point out at the end of the release and it is something we continue to be very proud of is our safety record and also we were able to pick up a very nice reclamation award down at our Texas mine, which was a real tribute to the folks down there and my understanding is that we have quite a few people from across the country coming down to take a look at what we did with the Wilkerson Springs Creek relocation and we’re proud of that too. So with that I’ll just open it up for questions and Kevin Paprzycki is with us this morning and so is Doug Kathol if there’s questions you have for them.
Operator
Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Callers in the queue are requested to limit their number of questions to one primary question and one follow-up question. If you desire to ask additional questions, please re-enter the queue. One moment please while we poll for questions. Thank you. Our first question comes from Brian Taddeo of Gleacher & Company. Please state your question.
<Q>: Hi. Good morning everybody.
Keith Alessi — Westmoreland Coal Company — President & CEO
Morning.
<Q>: A couple of question. First, can you just give us an update on what the rail situation is looking like, WRI now? I think there might have been a couple of issues late last year, early this year in moving coal. I just wanted to see what the situation was like now.
Keith Alessi — Westmoreland Coal Company — President & CEO
Yeah, it’s improved. Doug, you can give more specific detail.

Doug Kathol — Westmoreland Coal Company — Executive Vice President
Right. We have seen significant improvement over the last six weeks. We have been working diligently with the customer and also we have been working extensively with the BN Railroad. We have had meetings with them and we are seeing an improved service as a result.
<Q>: Have there been any missed deliveries?
Doug Kathol — Westmoreland Coal Company — Executive Vice President
There were earlier in the year. Most recently, this last two months we’ve seen again a much improved, and we have not missed any deliveries but they have missed a few loads, yes.
Keith Alessi — Westmoreland Coal Company — President & CEO
I think that’s an important point to point out. We can only do, you know what’s within our control and over the last 60 days, none of the misses have a result of us. It’s been either the customer was unable to take it because of issues at their end or there weren’t crews for the railroad.
<Q>: Got you. Okay, one other question I had, actually a couple more. The distributions from WML up to the parent, were there any in the quarter or can you comment quarter and year to date?
Keith Alessi — Westmoreland Coal Company — President & CEO
Kevin can comment on what was available for distribution. We can take them up whenever we decide to take them up and just to manage our lines of credit and what not, in order not to have drawn a line of credit downstairs and send money upstairs. We sometimes park money in different places but, Kevin, you can talk about what the available amount would have been.
Kevin Paprzycki — Westmoreland Coal Company — CFO
Hi Brian, we had about $5 million that was available to come up to the parent in the quarter.
<Q>: Sorry, that’s as of quarter end or?
Kevin Paprzycki — Westmoreland Coal Company — CFO
Sorry that was in the second quarter that was from the first quarter performance.
<Q>: Got you, okay. And actually what’s the current cash balance or liquidity balance of the company right now?
Keith Alessi — Westmoreland Coal Company — President & CEO
Total company it’s in the $40 million, mid 40s, 45-ish.
<Q>: $45 million in cash.
Keith Alessi — Westmoreland Coal Company — President & CEO
Right.
<Q>: And then still the whole revolver down at WML?
Keith Alessi — Westmoreland Coal Company — President & CEO
The revolver at WML is undrawn largely and then we never did put in place a revolver up at the parent.
<Q>: Great. Okay. Thank you very much.

Keith Alessi — Westmoreland Coal Company — President & CEO
Mm hmm.
Operator
Thank you. As a reminder, if you would like to ask a question, please press *1 on your telephone keypad. Callers in the queue are requested to limit their number of questions to one primary and one followup question. One moment please while we poll for questions. Thank you. Our next question is from Bob Clutterbuck of Clutterbuck funds. Please state your question.
<Q>: Hi Keith, how are you?
Keith Alessi — Westmoreland Coal Company — President & CEO
Good Bob.
<Q>: And sorry I missed the very beginning of the call so if you’ve already answered this don’t answer it again but could you give any insight or commentary on where we stand on potentially increasing reserves?
Keith Alessi — Westmoreland Coal Company — President & CEO
No, I did not comment on it but I am glad you did ask the question. We made it a priority for 2011 to in fact increase reserves. I think sometime here during the second quarter we will probably be in a position to announce some specifics around that but virtually all of our operations, we have been diligently moving towards adding on to the reserve base as we have. As you know, what we tend to do is match reserve acquisition with underlying contracts but there are also other opportunistic situations that we try to exploit but as soon as we have more specifics we will disclose those and I would suspect there in Q2 sometime or at least by this time next, or it will be third quarter of course when we announce Q2 results so I would suspect by the next quarterly call we will have some more detail around that. Something I did not mention that of course has been covered with an 8-K and a press release was the move to NASDAQ here a couple of weeks back and that we consider that to be an extremely positive thing for our shareholders when that occurred.
<Q>: Okay, terrific. Thanks Keith.
Keith Alessi — Westmoreland Coal Company — President & CEO
Yep, thanks Bob.
Operator

As a reminder ladies and gentlemen, if you would like to ask a question, you may press *1 on your telephone keypad. Callers in queue are asked to limit their number of questions to one primary and one followup question. One moment please while we poll for questions. Our next question is coming from the line of Charles Fisher of LF Partners. Please state your question.
<Q>: Good morning Keith. I was wondering if you can give us some color on the outlook for additional coal sales either at Absaloka or some of the other mines?

Keith Alessi — Westmoreland Coal Company — President & CEO
Yeah, certainly at Colstrip, Beulah and Jewett, those are driven primarily and almost exclusively by the demand of the associated power plant. So you know we make our projections at the beginning of the year as I indicated. You know, you don’t know what hydro season might look like this year, it’s running a little longer at Colstrip and of course the next thing you turn the corner and you wonder what the summer is going to look like. Depending on the summer, you could see a little bit extra volume. I think our people have budgeted pretty conservatively for the summer, so if we had a pretty hot summer, we might see more than what we have projected. The real opportunity for additional coal sales is as you indicated up at Absaloka. I think we’ve talked about it over the last two quarters that we are hoping to get the Western Y put in some time this year and do some test shipments to some potential customers to the west but there’s nothing imminent there. We continue as I am sure all other coal companies do, get enquiries from international markets. That activity has heated up, particularly after the situation in Japan with the nuclear plants. Doug and his folks field calls on almost a daily basis. We sort through those leads. We try to figure out who is real and who is not. We are working with one party as we speak about trying to get some tonnage over to them to do some test burning but those again are long-term situations dependent upon port capacity and things like that. So over the back half of this year, I don’t look for any major additions, but I hope to make some progress in terms of identifying some customers for 2012 and 2013. One thing that we are actively doing is looking over the landscape and determining whether we think there are other mines that look like the mines we operate today that would make nice additions to our portfolio of assets. During the last 90 days we in fact looked at one that on the surface looked like it might be a fit for us, but at the end of the day, for a variety of reasons, including valuation issues, we chose not to pursue. But we will continue to be active looking at potential there. I think that’s more likely to be where substantial growth would come from. Any growth we would get at Absaloka would be in the million ton range. It wouldn’t be substantial in the short term.
<Q>: Thanks Keith.
Operator
Thank you. There are no further questions at this time. I would like to turn the floor back over to Mr. Alessi for further comments.
Keith Alessi — Westmoreland Coal Company — President & CEO
Thanks. I suspected that we wouldn’t get a lot of questions this quarter because our business model is pretty predictable and pretty steady at this point so we appreciate everybody joining us this morning. We will be talking in about 90 days.
Operator
This concludes today’s investor conference call. If you would like to access this call for digital replay, you may dial 877-660-6853 using account number 286 and conference ID number 371616. Thank you.